Exhibit 99.3

333 North Central Avenue ¡ Phoenix, AZ 85004	Financial Contacts:		Media Contact:
	Kathleen L. Quirk	David P. Joint	Eric E. Kinneberg
	(602) 366-8016	(504) 582-4203	(602) 366-7994

Freeport-McMoRan Copper & Gold Inc. Declares

$1.00 per Share Supplemental Common Stock Dividend

PHOENIX, AZ, May 31, 2013 – Freeport-McMoRan Copper & Gold Inc. (NYSE: FCX) announced today that its Board of Directors has declared a supplemental common stock dividend of $1.00 per share to be paid on July 1, 2013 to shareholders of record as of June 14, 2013. The supplemental dividend to be paid in July is in addition to FCX’s regular quarterly common stock dividend of $0.3125 per share.

Based on approximately 1,038 million common shares outstanding, the supplemental dividend payment will approximate $1.0 billion. When paid, this supplemental dividend will be the eleventh supplemental dividend paid by FCX since 2004.

FCX is a premier U.S.-based natural resource company with an industry leading global portfolio of mineral assets, significant oil and gas resources and a growing production profile. FCX is the world’s largest publicly traded copper producer.

FCX’s portfolio of assets includes the Grasberg minerals district in Indonesia, one of the world’s largest copper and gold deposits; significant mining operations in the Americas, including the large-scale Morenci minerals district in North America and the Cerro Verde and El Abra operations in South America; the Tenke Fungurume minerals district in the Democratic Republic of Congo; and significant oil and natural gas assets in North America, including reserves in the Deepwater Gulf of Mexico, onshore and offshore California and in the Eagle Ford and Haynesville shale plays. Additional information about FCX is available on FCX’s website at www.fcx.com.

Cautionary Statement: This press release contains forward-looking statements in which FCX discusses factors it believes may affect its potential future performance. Forward-looking statements are all statements other than historical facts, such as statements regarding timing of dividend payments. The declaration of dividends is at the discretion of FCX’s Board of Directors and will depend on FCX’s financial results, cash requirements, future prospects, and other factors deemed relevant by the Board of Directors. In addition, important factors that might cause actual results to differ materially from results anticipated by forward-looking statements include factors described in FCX’s Annual Report on Form 10-K for the year ended December 31, 2012, filed with the Securities and Exchange Commission (SEC) on February 22, 2013, as amended on April 23, 2013, and in the other documents filed with the SEC from time to time.

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